INTERNATIONAL BARRIER TECHNOLOGY INC.

510 4th St. N. Watkins, MN 55389-0379

NEWS RELEASE FOR IMMEDIATE RELEASE

INTERNATIONAL BARRIER EXTENDS TERM OF SHARE PURCHASE WARRANTS

August 15, 2006             Trading Symbol:  (IBTGF: OTCBB; IBH: TSXV)

WATKINS, MN & VANCOUVER, BC – August 15, 2006 –  International Barrier Technology Inc. (the "Company") announces that it will be extending the term of 1,253,000 share purchase warrants issued pursuant to a private placement for an additional two years from their current expiry date of August 19, 2006 to a new expiry date of August 19, 2008.  The extension of the term of these warrants is subject to (1) the approval of disinterested shareholders at the Company’s next annual general meeting, and (2) regulatory approval.

In August 2004, pursuant to a private placement, the Company issued a total of 1,470,000 units of the Company with each unit consisting of one common share and one share purchase warrant at a price of US$0.85 (CDN$1.10) per unit.  Each of the 1,470,000 warrants entitled the placee to acquire one additional common share in the capital of the Company for a period of two years, until August 19, 2006, at a price of US$0.92 per share. The exercise price for 217,000 of these warrants was re-priced to US$0.60 (CND$0.75) per share.

About International Barrier Technology Inc.

International Barrier Technology Inc. develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier’s award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire.  The panels exceed “model” building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Blazeguard provides Barrier’s customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  Blazeguard customers include many of the top multifamily homebuilders and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

Per:

“David J. Corcoran” David J. Corcoran Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

Form more information please visit:

www.intlbarrier.com